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Exhibit 99.1
Press Release Issued by Sapient Corporation on December 9, 1999 announcing appointment of Bruce D. Parker as an Executive Vice President of the Company.


CAMBRIDGE, MASS. -- DECEMBER 9, 1999 -- Sapient Corporation (NASDAQ: SAPE), a leading e-services consultancy, today announced that Bruce D. Parker, a member of Sapient's Board of Directors since 1995, will be joining the company as executive vice president. In this role, Parker will be responsible for corporate development and strategic growth initiatives and will report to Jerry A. Greenberg, co-chairman and co-chief executive officer of Sapient. Parker will also continue to serve as a member of Sapient's board of directors.

"Bruce has played an integral part in advising Sapient during his tenure as a board member," said Jerry A. Greenberg. "We look forward to integrating Bruce into Sapient's executive team in order to take full advantage of his vast experience and unique insights into the drivers and opportunities of the New Economy."

Since December 1997, Parker has been senior vice president and CIO of United Airlines. During his tenure, the company introduced such e-commerce sites as UAL.com and the College Travel Network. Parker also helped organize joint ventures such as Buy.Travel.com and introduced new technologies such as gate readers and Mobile Chariots at airports. As a result of the efforts of Parker and his team, United was recently named one of the top 100 technology companies in the country by Information Week. Prior to United, Parker worked for Ryder Systems, Inc. as CIO and senior vice president of management information systems, and for American Airlines as president of Sabre development services.

ABOUT SAPIENT
Sapient is a leading e-services consultancy providing Internet strategy consulting and sophisticated Internet-based solutions to Global 1000 companies and startup businesses. Sapient helps clients define their Internet strategies and design, architect, develop and implement solutions to execute those strategies. Founded in 1991, Sapient has been providing Internet solutions for over five years and employs approximately 1,900 people in offices in Cambridge, Mass., the company's headquarters, as well as London, Sydney, Milan, New York, San Francisco, Chicago, Atlanta, Dallas, Los Angeles and Washington D.C. More information on Sapient can be found at www.sapient.com.

Sapient is a registered servicemark of Sapient Corporation. All other product, service and company names are trademarks or servicemarks of their respective owners.

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